Exhibit (e)(1)

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) dated as of November 1, 2011, between Financial Investors Trust (the “Trust”), an open-end, management investment company organized as a Delaware statutory trust, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado, 80203, on behalf of its series listed in Schedule A (each, a “Fund”), and ALPS Distributors, Inc., a Colorado corporation and a registered broker-dealer under the Securities Exchange Act of 1934 (the “Distributor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the Funds listed on Schedule A;

WHEREAS, the Trust wishes to employ the services of the Distributor in connection with the promotion and distribution of the shares of each of the Funds (the “Shares”); and

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Documents — The Trust has furnished or will furnish, upon request, the Distributor with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, and statement of additional information, and all forms relating to any plan, program or service offered by the Trust. Where not otherwise available to the Distributor from another service provider to the Trust, the Trust shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Also, where not otherwise available to the Distributor from another service provider to the Trust and upon reasonable request, the Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement”, “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the Securities and Exchange Commission (“SEC”) and any amendments and supplements thereto that are filed with the SEC.

2. Sales of Shares — The Trust grants to the Distributor the right to sell the Shares as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and statement of additional information for the Trust then in effect under the 1933 Act and 1940 Act.

3. Sales of Shares by the Trust — The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell Shares to investors on applications received and accepted by the Trust and through other financial intermediaries.

4. Public Offering Price — Except as otherwise noted in the Trust’s then current prospectus and/or statement of additional information, all Shares sold to investors by the Distributor or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Trust’s then current prospectus and/or statement of additional information. The Trust shall in all cases receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the trust.

5. Suspension of Sales — The Trust reserves the right to suspend sales and the Distributor’s authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

6. Solicitation of Sales — In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. The Distributor shall review and file any sales literature and other promotional materials with the SEC and/or the Financial Industry Regulatory Authority (the “FINRA”) to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the 1940 Act and the rules and regulations thereunder, and by the rules of the FINRA. The Distributor shall provide, as necessary, support and supervision to certain employees of Red Rocks Capital LLC and its affiliates serving as “associated persons” of the Distributor. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

7. Authorized Representations — The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of, and approved by, the Trust for the Distributor’s use. Consistent with the foregoing, the Distributor may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulations.

8. Registration of Shares — The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Trust shall make available to the Distributor, at the Distributor’s expense, such number of copies of its prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

9. Trust Expenses — Unless otherwise agreed to by the parties hereto in writing, the Distributor shall not be responsible for fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any prospectus and statement of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing the prospectus, statement of additional information and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Trust, and (c) the Blue Sky registration and qualification of Shares for sale in the various states.

10. Use of the Distributor’s Name — The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer to accurate terms of their appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

11. Use of the Trust’s Name — Neither the Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, F1NRA, OCC or any state securities authority.

12. Insurance — The Distributor agrees to maintain fidelity bond and liability insurance coverages that are, in scope and amount, consistent with coverages customary for distribution activities relating to the Trust. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

13. Records; Visits — The books and records pertaining to the Trust, which are in the possession or under the control of the Distributor, shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust shall have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust, at the Trust’s expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and in such case copies of such books and records will, upon request from the Trust, be provided to the Trust in such form of electronic media. The Distributor will return all such books and records to the Trust upon termination of this Agreement, and the Trust will reimburse the Distributor for the reasonable out-of-pocket expenses incurred by the Distributor to return all such books and records to the Trust. The Distributor may retain copies as are required by applicable law or customary archival purposes.

14. Disaster Recovery — The Distributor shall enter into and maintain in effect with appropriate parties (a) one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available, and (b) emergency data recovery policies and procedures (a “Disaster Recovery Plan”), which is commercially reasonable in light of the services to be provided. In the event of equipment failures, the Distributor shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. The Distributor shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Distributor’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

15. Indemnification — The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in the paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon the Distributor or any such person (or after the Distributor or such person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph except to the extent that the Trust is harmed by such delay. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, and if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by the Trust. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s), defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers in connection with the issuance or sale of any of the Shares.

The Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of its trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act, the 1940 Act or any other statute or common law, alleging (a) any wrongful act of the Distributor or any of its employees or (b) that any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or that the registration statement, prospectus, statement of additional information, (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph except to the extent that the Distributor is harmed by such delay. In the case of any notice to the Distributor it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, and if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, to its officers and to any controlling person(s) or defendant(s) in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person(s), defendant(s) in the suit, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, officers or controlling person(s), defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the Trust and sale of any of the Shares.

16. Supplemental Information — The Distributor and the Trust shall regularly consult with each other regarding the Distributor’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

The Distributor acknowledges that the only information provided to it by the Trust is that contained in the registration statement, the prospectus, the statement of additional information and reports and financial information referred to herein. Neither the Distributor nor any other person is authorized by the Trust to give any information or to make any representations, other than those contained in such documents and any sales literature or advertisements specifically approved by appropriate representatives of the Trust.

17. Term — This Agreement shall become effective as of the date first set forth above, and shall continue until two years from such date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on ninety days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of the Trust or by the Distributor. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall automatically terminate upon the suspension or termination of the Distributor’s status as an FINRA member firm.

Upon the termination of this Agreement, the Distributor, at the Trust’s expense and direction, shall transfer to such successor as the Trust shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, ALPS reserves the right to charge a reasonable fee for its deconversion services. In the event of termination of this Agreement, the Trust agrees to pay ALPS promptly all amounts due ALPS hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

18. Anti-Money Laundering — The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Trust, the Distributor will supply the Trust with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

19. Compliance Program — The Distributor maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to

Rule 38a-1 under the 1940 Act. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under Rule 3 8a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report. Pursuant to its compliance program, the Distributor will provide periodic measurement reports to the Trust. Upon request of the Trust, the Distributor will provide to the Trust in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Distributor’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Distributor will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. The Distributor reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments. The Distributor will provide the Trust with such amendments or updates promptly upon effectiveness.

For all transactions in the Trust, the Distributor shall follow all applicable rules and regulations and shall establish internal policies regarding the timely handling of orders for the purchase, redemption and exchange of shares of the Trust (“Trust Orders”) and maintain effective internal controls over the ability to distinguish and appropriately process Trust Orders received prior to and after the Trust’s Pricing Time, including operational and systems controls.

20. Notice — Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telecopier (fax) or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

if to the Trust at:

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado, 80203

Attn: Secretary

Fax:

if to the Distributor at:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado, 80203

Attn: General Counsel

Fax:

or such other telecopier (fax) number or address as may be furnished by one party to the other.

21. Confidential Information — The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and to prior or present shareholders or to those persons or entities who respond to the Distributor’s inquiries concerning investment in the Trust, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. If the Distributor is requested or required by depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Distributor will provide the Trust with prompt written notice of any such request or requirement so that the Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Distributor may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Distributor’s counsel. The Distributor has and shall continue to have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to customers of the Trust.

22. Limitation of Liability — Each Fund will be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Trust is deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement as to each Fund is understood to be for clerical convenience only and will not constitute any basis for joining the other Funds for any reason. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Fund.

23. Miscellaneous — Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof, including as necessary to comply with legal and regulatory developments. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by the laws of the State of Colorado. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

The Distributor represents and warrants that it is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the FINRA.

All activities by the Distributor and its agents and employees as distributor of the Shares shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted by the SEC or any securities association registered under the Exchange Act.

The Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Trust’s transfer agent. The Distributor shall timely deliver such management reports as are reasonably requested by the officers of the Trust.

IN WITNESS WHEREOF, the Trust has executed this instrument in its name and behalf, and the Distributor has executed this instrument in its name and behalf, as of the date and year first above written.

FINANCIAL INVESTORS TRUST,		ALPS DISTRIBUTORS, INC.
a Delaware business trust, on behalf of the Funds listed in Schedule A		a Colorado corporation

By:	/s/ Edmund J. Burke	By:	/s/ Thomas A. Carter
Name: Edmund J. Burke		Name: Thomas A. Carter
Title: President		Title: President

SCHEDULE A

LIST OF FUNDS

ALPS/Red Rocks Listed Private Equity Fund (formerly, Listed Private Equity Fund)

ALPS/WMC Value Intersection Fund (formerly, Activa Value Fund)

Clough China Fund

Jefferies Asset Management Commodity Strategy Allocation Fund

RiverFront Long-Term Growth Fund

RiverFront Moderate Growth Fund

RiverFront Long-Term Growth & Income Fund

RiverFront Moderate Growth & Income Fund

ALPS/Kotak India Growth Fund